EXHIBIT 4.20

                                    FORM OF
                    AGREEMENT AS TO EXPENSES AND LIABILITIES

         AGREEMENT dated as of June 21, 2001 between SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust ("Senior Housing"), and SNH CAPITAL TRUST I, a Maryland business trust (the "Trust").

         WHEREAS, the Trust intends to issue its 10.125% Common Securities (the "Common Securities") to, and purchase 10.125% Junior Subordinated Debentures (the "Debentures") from, Senior Housing, and to issue and sell its 10.125% Trust Preferred Securities (the "Trust Preferred Securities", and together with the Common Securities, the "Trust Securities") to the purchasers (the "Underwriters") named in Schedule A to the Underwriting Agreement, dated June 18, 2001 (the "Underwriting Agreement"), among the Representatives of the several Underwriters, the Trust, SNH Capital Trust Holdings and Senior Housing with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust among SNH Capital Trust Holdings, State Street Bank and Trust Company ("Property Trustee") and the Regular Trustees named therein relating to the Trust dated as of June 21, 2001, as the same may be amended from time to time (the "Trust Agreement");

         WHEREAS, Senior Housing will directly or indirectly own all of the Common Securities of the Trust and will issue the Debentures;

         NOW, THEREFORE, in consideration of the purchase by each holder of the Trust Preferred Securities, which purchase Senior Housing hereby agrees shall benefit Senior Housing and which purchase Senior Housing acknowledges will be made in reliance upon the execution and delivery of this Agreement, Senior Housing and the Trust hereby agree as follows:

                                   ARTICLE I
                                    EXPENSES

         1.1 Payment of Expenses. In connection with the offering, sale and issuance of the Debentures to the Property Trustee and in connection with the offering, sale and issuance of the Trust Securities by the Trust, Senior Housing, shall:

         (a) pay all costs and expenses relating to the offering, sale and issuance of the Debentures and the Trust Securities, including commissions to the Underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture pertaining to the Debentures;

         (b) pay all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the fees and expenses of the Property Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets);
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         (c) pay all  costs  and  expenses  related  to the  enforcement  by the
Property Trustee of the rights of the registered holders of the Trust Preferred Securities;

         (d) be primarily liable for any indemnification obligations arising with respect to the Trust Agreement and the Underwriting Agreement; and

         (e) pay any and all taxes and all liabilities, costs and expenses with respect to such taxes of the Trust (but not including withholding taxes imposed on holders of Trust Preferred Securities or Common Securities of the Trust).

                                   ARTICLE II
                           GUARANTEE BY SENIOR HOUSING

         2.1 Guarantee by Senior Housing. Subject to the terms and conditions hereof, Senior Housing hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Trust Preferred Securities the amounts due such holders pursuant to the terms of the Trust Preferred Securities. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

         2.2 Terms of Agreement. This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Trust Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities or any Beneficiary must restore payment of any sums paid under the Trust Preferred Securities, under any Obligation, under the Trust Preferred Securities Guarantee Agreement dated the date hereof by Senior Housing and State Street Bank and Trust Company, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         2.3 Waiver of Notice. Senior Housing hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and Senior Housing hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         2.4 No Impairment. The obligations, covenants, agreements and duties of Senior Housing under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

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         (b) any  failure,  omission,  delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

         (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

         There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Senior Housing with respect to the happening of any of the foregoing.

         2.5 Enforcement. A Beneficiary may enforce this Agreement directly against Senior Housing, and Senior Housing waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Senior Housing.

         2.6 Subrogation. Senior Housing shall be subrogated to all rights (if any) of the Trust in respect of any amounts paid to the Beneficiaries by Senior Housing under this Agreement; provided, however, that Senior Housing shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                                  ARTICLE III
                                 BINDING EFFECT

         3.1 Binding Effect. All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Senior Housing and shall inure to the benefit of the Beneficiaries.

         3.2 Amendment. So long as there remains any Beneficiary or any Trust Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Trust Preferred Securities.

         3.3 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same by personal delivery, by facsimile transmission or by first-class mail, addressed as follows (and if so given, shall be deemed given when so delivered, upon receipt of confirmation if by facsimile, or three days after mailed if by first-class mail):

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         If to the Trust to:

                  SNH Capital Trust I
                  400 Centre Street
                  Newton, MA  02458
                  Attention:  Barry M. Portnoy
                  Telecopy No.:  (617) 969-1437

         with a copy to:

                  Senior Housing Properties Trust
                  400 Centre Street
                  Newton, MA  02458
                  Attention:  David J. Hegarty
                  Telecopy No.:  (617) 796-8349

         3.4 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Maryland (without regard to conflict of laws principles).


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         THIS AGREEMENT is executed as of the day and year first above written.

                              SENIOR HOUSING PROPERTIES TRUST


                              By:
                                  -----------------------------------------
                                   David J. Hegarty
                                   President



                              SNH CAPITAL TRUST I


                              By:
                                 ------------------------------------------
                                  Barry M. Portnoy
                                  Trustee


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